UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): April 4, 2008

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400 Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(b) Scott C. Stromatt, M.D. voluntarily resigned his position with Cell Therapeutics, Inc. (the “Company”) as Executive Vice President of Clinical Development and Regulatory Affairs, effective April 4, 2008.

5.02(e) Dr. Stromatt and the Company entered into a Severance Agreement and General Release (the “Agreement”) on April 3, 2008 in connection with his departure. Pursuant to the Agreement, Dr. Stromatt (i) agreed to release the Company and certain related parties, including the Company’s officers, directors and employees, from all claims and liabilities under federal and state laws arising prior to the separation date and reaffirmed that he will continue to abide by the confidentiality and trade secrets provisions of his Employee Agreement dated January 27, 2003, which provisions will survive the Agreement, (ii) will receive $291,666.66, which is equivalent to ten months of pay, at his current annual wage, paid in two formats: one lump sum payment of $87,500.04, and 14 semi-monthly payments of $14,583.33, (iii) will receive a one-time payment of $15,000 to assist with transitioning to new health insurance, (iv) will be paid for all accrued and unused vacation through April 4, 2008, and (v) will discontinue vesting in any stock option grants or restricted stock grants on April 4, 2008, with the exception of 60,161 shares of restricted stock, which will forward vest upon Dr. Stromatt’s assisting the Company with its response letter to the European Regulatory Agency pursuant to the terms of the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date:	April 4, 2008	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration